Exhibit 10.1
June 5, 2013

Dear Zsolt,

We are pleased to extend to you our offer to join National Bank Holdings Corporation (the “Holdco”) and NBH Bank N.A. (the “Bank” and together with the Holdco, the “Employer”) as General Counsel of the Holdco, reporting to the Chief Financial Officer of the Holdco (the “CFO”). If you accept this offer, your start date will be July 1, 2013 (the “Effective Date”). This letter (“Letter”) serves as confirmation of our offer, pursuant to which your employment is subject to you satisfying the Employer’s standard pre-employment screening requirements, including a background check, regulatory inquiry and drug screening. In the event that the requirements set forth in the prior sentence are not satisfied, this Letter will be null and void ab initio and of no further force and effect.
You and the Employer agree that your employment with the Employer constitutes “at-will” employment and this employment relationship may be terminated at any time, upon written notice to the other party, for any reason, at the option either of you or the Employer. The provisions of this Letter shall be construed in accordance with the internal laws of the State of Colorado without regard to the conflict of law provisions of any state.
The key elements of your employment package are as follows:

1.
Location. Your principal office will be based at our corporate offices in Greenwood Village, Colorado, however you will be expected to perform your duties at, and travel to, such other offices of the Holdco and its subsidiaries and controlled affiliates as required to fulfill your duties and obligations as General Counsel of the Holdco. You will be reimbursed for business travel and other business expenses in accordance with the Employer’s standard corporate travel policy, as in effect from time to time.

2.
Annual Base Salary. While you are employed by the Employer, you will be paid an annual base salary of $240,000 (“Annual Base Salary”), which will be reviewed at least annually. The term Annual Base Salary as utilized in the Letter will refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary will be payable in monthly or more frequent installments in accordance with the Employer’s customary payroll practices.

3.
Annual Bonus Opportunity. While you are employed by the Employer, you will be eligible for an annual cash incentive opportunity with a target incentive award opportunity of 35% of your Annual Base Salary (the “Target Incentive Amount”), with the actual annual bonus to be determined based upon the attainment of corporate and individual performance criteria that will be established with respect to each performance period. For 2013, you will be eligible to receive a prorated annual bonus determined based on actual performance, with such payment to be prorated for the period of the 2013 performance period (January 1, 2013 through December 31, 2013) beginning on the Effective Date and ending on December 31, 2013; provided, however, that in no event will your annual bonus relating to the 2013 performance period be less than $40,000. Subject to your continued employment through the applicable payment date, your annual cash incentive award, if any, will be paid by no later than March 15th of the year following the year in respect of which it is earned.

4.	Initial Equity Award. As an inducement to commence employment with the Employer, you will be granted the following equity awards pursuant to the Holdco’s 2009 Equity Incentive Plan (the “2009 EIP”):

(a)
As soon as practicable following the Effective Date, you will be granted a stock option to acquire 18,900 shares of Holdco common stock pursuant to the 2009 EIP (the “Stock Option Award”) that, subject to your continued employment with the Employer through the applicable vesting date, vests and becomes exercisable in two equal annual installments on each of the third and fourth anniversary of the date of grant (options with respect to 9,450 shares of Holdco common stock shall vest and become exercisable on each such vesting date). The Stock Option Award will have a ten-year term and will have an exercise price that is equal to the Fair Market Value (as defined in the 2009 EIP) of a share of Holdco common stock on the date of grant. The Stock Option Award will be subject to the terms and conditions set forth in the 2009 EIP and the applicable award agreement.

(b)
As soon as practicable following the Effective Date, you will be granted 2,900 shares of restricted stock pursuant to the 2009 EIP (the “Restricted Stock Award”) that, subject to your continued employment with the Employer through the applicable vesting date, vests and becomes free from restrictions in four equal annual installments on each of the second, third, fourth and fifth anniversary of the date of grant (725 shares of restricted stock will vest and become free from restrictions on each such vesting date). The Restricted Stock Award will be subject to the terms and conditions set forth in the 2009 EIP and the applicable award agreements.

5.
Severance Protection. If your employment with the Employer is terminated (i) by the Employer other than for “Cause” (as defined in the 2009 EIP), death or Disability (as defined in the 2009 EIP) or (ii) by you for “Good Reason” (as defined below), you will receive a lump-sum cash payment, on the date that is 60 days after the effective date of your termination of employment, equal to the sum of (A) your Annual Base Salary and (B) your Target Incentive Amount as in effect immediately prior to the termination of your employment, provided that prior to such time you have executed, delivered and not revoked a release of claims against the Employer and its affiliates in the form prepared by the Employer. In the event that your employment with the Employer terminates for any other reason, you will not be entitled to any severance payments or benefits.

For purposes of this Letter, “Good Reason” means, in the absence of your written consent, (i) a material diminution in your Annual Base Salary, (ii) any action by the Employer which results in a material diminution in your position, authority, duties or responsibilities, (iii) any requirement by the Employer that you report to a primary work location that is more than 50 (fifty) miles from the Employer’s corporate offices in Greenwood Village, Colorado, subject to your performance of duties at, and travel to, any office location of the Employer and/or other locations as will be necessary to fulfill your duties and (iv) any other material breach of this Letter. In order to invoke a termination for Good Reason, you will provide written notice to the Employer of the existence of one or more of the conditions described in clauses (i) through (iv) within 30 days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Employer will have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, your “separation from service” (within the meaning of Section 409A (as defined below)) must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Notwithstanding the foregoing, payments under this paragraph 5 are subject to any delay that is required by Section 409A as described in the Tax Matters provision in paragraph 10 of this Letter.

6.
Employee Benefits. You will be eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Employer in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time. You will be entitled to 20 days of paid vacation in accordance with the policies of the Employer, with such vacation allocation to be prorated for 2013 based on the number of days that you are actually employed by the Employer.

7.
Employer Policies; Regulatory and Licensing Requirement. You will be subject to all policies of the Employer, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of the Employer, as each policy is adopted or amended from time to time. By signing this Letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by the Employer, and your compliance with applicable regulatory, registration and licensing.

8.	Covenants.

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Confidentiality. You agree that, during your employment with the Employer and at all times thereafter, you will hold for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Holdco or any of the affiliates, and their respective businesses, which has been obtained by you during your employment by the Employer, and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter). Except in the good faith performance of your duties for the Employer, you will not, without the prior written consent of the Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it.

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Mutual Non-disparagement. You and the Employer each agree that, following your termination of employment, neither you, nor the Employer will make any public statements which materially disparage the other party. The Employer shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Employer’s agreement. Notwithstanding the foregoing, nothing in this paragraph shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Letter.

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Non-Solicitation. You agree that, while you are employed by the Employer and during the one-year period following the termination of your employment with the Employer (the “Restricted Period”) for any reason, you will not directly or indirectly, (i) solicit any individual who is, on the date of termination of your employment (or was, during the six-month period prior to such date), employed by the Employer or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Employer or one of its affiliates, (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of your employer or (iii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Employer or any its affiliates to cease doing business with the Employer or such an affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Holdco or any of its affiliates, on the other hand.

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Non-Competition. You agree that, during the Restricted Period, you will not engage in Competition (as defined below). You will be deemed to be engaging in “Competition” if you, directly or indirectly, anywhere in Indiana, Illinois, Iowa, Minnesota, North Dakota, South Dakota, Nebraska, Kansas, Oklahoma, Missouri, Texas, New Mexico, Colorado, Wyoming and Montana own, manage, operate, control or participate in the ownership, management, operation or control of or are connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business or in any other financial services business that is competitive with any portion of the business conducted by the Employer or any of its affiliates. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. Notwithstanding the foregoing, the restriction above shall not prohibit you from the practice of law with any law firm, irrespective of whether clients of such law firm compete with Employer or any of its affiliates.

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Enforcement; Remedies. You understand that the provisions of this paragraph 8 may limit your ability to earn a livelihood in a business similar to the business of the Employer, but you nevertheless agree that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer, are reasonable limitations as to scope and duration and are not unduly burdensome to you. You further agree that the Employer would be irreparably harmed by any actual or threatened breach of the covenants in this paragraph 8 and that, in addition to any other remedies at law including money damages and the right to withhold payments otherwise due to you, the Employer will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this Letter in any court which may have competent jurisdiction over the matter in a dispute pending arbitration as described in paragraph 10 below. With respect to any provision of this paragraph 8 finally determined by a court of competent jurisdiction to be unenforceable, you hereby agree that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law. If any of the covenants of this paragraph 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Employer to enforce any such covenant in any other jurisdiction.

9.
Representations. You represent and warrant to the Employer that, as of the Effective Date, you are not a party to any agreement, written or oral, containing any noncompetition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform this or any other position with the Holdco or any of its affiliates.

10.	Miscellaneous.

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Entire Agreement; Amendment. This Letter shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein. This Letter may not be amended or modified otherwise than in writing signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Employer may amend or modify this Letter if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction. In the event such modification has a material adverse impact upon the employment benefits you received under this Letter agreement, the Employer and you will cooperate diligently and in good faith to amend the terms of this Letter to preserve your employment benefits under this Letter.

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Severability. The invalidity or unenforceability of any provision of this Letter will not affect the validity or enforceability of any other provision of this Letter, and this Letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

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Tax Matters. The Employer may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this Letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this Letter shall be interpreted accordingly. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment under this Letter will be treated as a separate payment for purposes of Section 409A. All payments that constitute nonqualified deferred compensation under Section 409A that are to be made upon a termination of employment under this Letter may only be made upon a “separation from service” under Section 409A of the Code. If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Employer as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death). If the compensation and benefits provided under this Letter would subject you to taxes or penalties under Section 409A, the Employer and you will cooperate diligently to amend the terms of this Letter to avoid such taxes and penalties, to the extent possible under applicable law; provided that, in no event shall the Employer be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this Letter or otherwise.

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Dispute Resolution. Any controversy or claim arising out of or relating to this Letter or the breach of this Letter (other than a controversy or claim arising under paragraph 8 of this Letter) that is not resolved by you and the Employer will be submitted to confidential arbitration before a sole arbitrator in a location selected by the Employer in accordance with Colorado law and the procedures of the American Arbitration Association. The determination of the arbitrator will be conclusive and binding on you and the Employer and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.

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Successors. This Letter is personal to you and without the prior written consent of the Employer will not be assignable by you. This Letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This Letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Employer and its successors and assigns.

•	Headings. The headings in this Letter are for convenience of reference only and do not affect the interpretation of this Letter.

•	Counterparts. This Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.
Zsolt, we are looking forward to you joining our team. We are excited about the important contributions you will make to the organization and look forward to your acceptance of our offer. Please do not hesitate to contact me at lmonteleone@nationalbankholdings.com or 816.298.2910 if you have any question with respect to this Letter or anything about the Employer.

This Letter constitutes an offer of employment which will expire at 11:59 pm on Monday, June 10, 2013 if not accepted by you by executing where indicated below and returning it to my attention such that it is received by me no later than that time.

Sincerely,

National Bank Holdings Corporation and NBH Bank, N.A.

By:	/s/ Lisa R. Monteleone
Name:	Lisa R. Monteleone
Title:	Chief Human Resources Officer

Accepted and agreed to this10th day of June, 2013.
/s/ Zsolt Bessko
Zsolt Bessko